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EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

CONTACT: BRIAN BOURQUE, INVESTOR RELATIONS
         713.475.7415
         SARA CRONIN, MEDIA RELATIONS
         713.475.7778


            TEXAS PETROCHEMICALS LP COMPLETES REFINANCING AGREEMENTS

HOUSTON (TUESDAY, NOVEMBER 26, 2002) - Texas Petrochemicals LP (TPC) today announced the completion of the replacement of its bank credit facility with a new, larger financing package.

         TPC has replaced its $40 million revolving credit facility with a new facility of up to $60 million in an arrangement made with a syndicate led by Bank of America. In addition, the company's $34 million term loan has been replaced by a new $55 million term loan with a syndicate led by Credit Suisse First Boston (CSFB).

         This larger financial package will provide greater flexibility for the company to continue the growth in business it has experienced since its inception in 1996. The company intends to use up to $13 million of the proceeds to repurchase its existing Senior Subordinated Notes due 2006.

         "This financing will strengthen the company's financial position by improving its liquidity and will provide a better financial foundation for future growth," said Carl Stutts, executive vice president and CFO of TPC. "We feel these new financing arrangements improve our credit profile by providing significantly more liquidity to operate the business. The company believes that the additional liquidity should mitigate the financial risk factors identified in our June 30, 2002 10-K."

         The revolving credit facility and the term loan are new three-year loans and replace the original bank facility put in place with the buyout of TPC in 1996.

          "We have intentionally increased the size of our bank credit facility to enhance our ability to continue to grow," said Bill Waycaster, president and CEO of TPC. "With this new financing, we feel we are positioned to build upon some of the strategic business decisions we have made in the past three years, including the expansion of our butadiene capacity and our entry into the polyisobutylene business. The new financing arrangements should allow us to continue to make investments to grow key TPC businesses."

         TPC is a producer of quality C4 chemical products widely used as chemical building blocks for synthetic rubber, nylon carpets, adhesives, catalysts and additives used in high-performance polymers. TPC also manufactures fuel products used in the formulation of cleaner burning gasoline. The company has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel and operates product terminals in Baytown, Texas and Lake Charles, Louisiana. TPC is a Responsible Care(R) company dedicated to supporting the continuing effort to improve the industry's responsible management of chemicals. For more information about TPC products and services visit the company online at www.txpetrochem.com.

Disclosure Regarding Forward Looking Statements

This news release includes forward-looking statements. Although TPC believes that its expectations are based upon reasonable assumptions, it can give no assurance that its expectations will materialize. Important factors that could cause actual results to differ materially from those in the forward looking statements included herein are enumerated in TPC's Forms 10-K and 10-Q filed with the Securities and Exchange Commission. TPC disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.